Exhibit 99.1

For Immediate Release	Contact: Frank Paci
February 22, 2008	(919) 774-6700

The Pantry, Inc. Announces Resignation of Its Senior Vice President of Operations

Sanford, North Carolina, February 22, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that David M. Zaborski, Senior Vice President, Operations, has resigned from the Company effective March 31, 2008 to pursue other interests. The Pantry’s Chief Executive Officer Pete Sodini stated, “I want to thank David for his contributions to The Pantry and wish him well in his future endeavors.”

Brad Williams will be promoted to Vice President of Field Operations. Mr. Williams was most recently a Division Vice President at The Pantry with operating responsibility for approximately 550 convenience stores, and since joining the Company in 1998, Mr. Williams has held numerous positions in operations management. Mr. Sodini added, “Brad is an outstanding performer, and I am confident that he will provide solid leadership to help drive continued growth in our business.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of February 22, 2008, the Company operated 1,644 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; governmental regulations, including those relating to the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of February 22, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.